UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2009

Palm, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-29597	94-3150688
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

950 W. Maude Avenue, Sunnyvale, California	94085
(Address of principal executive offices)	(Zip Code)

(408) 617-7000

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously announced in a current report on Form 8-K, filed on January 30, 2009, Donna L. Dubinsky offered to resign from the Board of Directors (the “Board’) of Palm, Inc. (the “Company”) in connection with the Company’s sale to Elevation Partners, L.P. and Elevation Employee Side Fund, LLC (collectively, “Elevation”) of an aggregate of 100,000 detachable units for an aggregate purchase price of $100 million. The Board accepted Ms. Dubinsky’s offer of resignation effective as of February 2, 2009.

Item 5.02(d)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective as of February 2, 2009, the Board, including each of the Preferred Directors (as defined below), appointed Rajiv Dutta to fill the vacancy on the Board created by Ms. Dubinsky’s resignation. Mr. Dutta retired as the President of eBay Marketplaces and Executive Vice President of eBay Inc. in October 2008 and as a member of the board of directors of eBay, Inc. in July 2008.

Mr. Dutta was designated for nomination by Elevation, pursuant to Elevation’s rights under the Amended and Restated Stockholders’ Agreement, dated as of January 9, 2009, between the Company and Elevation, and recommended for appointment by the Nominating and Governance Committee of the Board. Mr. Dutta will serve as a Preferred Director (as defined in the Certificates of Designations of the Series B and Series C Convertible Preferred Stock (the “Certificates of Designation”)). Unless earlier terminated pursuant to the terms of the Certificates of Designation, the Preferred Director will serve until the next special or annual meeting of stockholders called for the purpose of electing Preferred Directors at which such Preferred Director is up for election or at any special meeting of the holders of Series B and Series C Convertible Preferred Stock for the purpose of removing the Preferred Director. In addition, Mr. Dutta, who qualifies as an “audit committee financial expert” (as the Securities and Exchange Commission has defined that term), was appointed to the Audit Committee of the Board.

As a result of Mr. Dutta’s appointments to the Board and to the Audit Committee, he has received options to acquire 28,000 shares of the Company’s common stock pursuant to the Company’s 2001 Stock Option Plan for Non-Employee Directors (the “2001 Plan”) and 8,000 performance shares (also known as restricted stock units) pursuant to the Company’s 1999 Stock Plan. Each of these awards is subject to vesting over a three-year period in equal annual increments together with the terms of the Company’s standard option and performance share agreements for non-employee directors, as applicable.

Item 8.01	Other Events

On February 2, 2009, the Board amended the 2001 Plan to provide that options granted under the 2001 Plan would terminate upon the expiration three (3) months from a participant’s termination of service on the Board prior to age 65 for any reason other than the participant’s death or disability, unless a different period is set forth in the participant’s option agreement.

Also on February 2, 2009, with the recommendation of the Compensation Committee of the Board and the approval of the Board, the Company entered into an agreement with Donna L. Dubinsky to provide that, upon the termination of Ms. Dubinsky’s service on the Board, her vested options will remain exercisable for a period of one (1) year following the date of such termination (but in no event later than the expiration of the term of the relevant option).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PALM, INC.

Date: February 5, 2009	/s/ Mary E. Doyle
Mary E. Doyle
Senior Vice President, General Counsel and Secretary